CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 5, 1999, relating to the financial statements and financial highlights for the year ended September 30, 1999 which appears in the September 30, 1999 Annual Report to Shareholders of The Rockhaven Fund and The Rockhaven Premier Dividend Fund (each a series of Advisors Series Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in such Registration Statement.



                                          /s/ PricewaterhouseCoopers LLP

New York, New York
February 1, 2000